                 NEWS RELEASE

ATI Inc.	Investor Contact:	Media Contact:
Corporate Headquarters	David Weston	Natalie Gillespie
2021 McKinney Avenue	412-394-2908	412-394-2850
Dallas, TX 75201 U.S.A.	david.weston@ATImaterials.com	natalie.gillespie@ATImaterials.com
www.ATImaterials.com
ATI Announces First Quarter 2025 Results
Strong year-over-year sales growth driven by aerospace & defense
Aerospace and defense sales of $754 million, representing 66% of Q1 2025 sales
Agreement with USW for Specialty Rolled Products employees ratified

First Quarter 2025 GAAP Financial Results
◦     Sales of $1.14 billion, up 10% year-over-year, driven by a 23% aerospace & defense increase
◦     Net income attributable to ATI of $97 million, up 47% year-over-year
◦     Earnings per share of $0.67 compared to $0.46 per share in the first quarter 2024
First Quarter 2025 Non-GAAP Financial Information*
◦Adjusted net income attributable to ATI* of $104 million, up 53% year-over-year
◦Adjusted earnings per share* of $0.72, compared to $0.48 per share in the first quarter 2024
◦Adjusted EBITDA* of $195 million, an increase of 29% year-over-year
◦Adjusted EBITDA* as a percentage of sales of 17.0%, compared to 14.5% in the first quarter 2024
Guidance
The Company is providing second quarter and updated full year 2025 guidance in the table below, which assumes share repurchases of approximately $250 million in the second quarter.

Guidance
	Q2 2025	Full Year 2025
Adjusted EBITDA**	$195M - $205M	$800M - $840M

Adjusted Earnings Per Share**	$0.67 - $0.73	$2.87 - $3.09

Adjusted Free Cash Flow**		$240M - $360M

Capital expenditures		$260M - $280M
* Reconciliations of the reported information under accounting principles generally accepted in the United States (GAAP) to non-GAAP financial measures are included in accompanying financial tables. Non-GAAP financial measures should be viewed in addition to, and not superior to or as an alternative for, the Company’s reported results prepared in accordance with GAAP.
** Detailed reconciliations of the forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures are not available without unreasonable effort due to the complexity of the excluded components.

DALLAS, TX--(PR Newswire)--May 1, 2025--ATI Inc. (NYSE: ATI) reported first quarter 2025 results, with sales of $1.14 billion and net income attributable to ATI of $97.0 million, or $0.67 per share.

			Sequential		Y-O-Y
($ in millions except per share amounts)	Q1 2025	Q4 2024	Change	Q1 2024	Change

Sales	$1,144.4	$1,172.7	(2)%	$1,042.9	10%
Net income attributable to ATI	$97.0	$137.1	(29)%	$66.1	47%
Earnings per share	$0.67	$0.94	(29)%	$0.46	46%
Non-GAAP information*
Adjusted net income attributable to ATI*	$104.4	$114.6	(9)%	$68.4	53%
Adjusted earnings per share*	$0.72	$0.79	(9)%	$0.48	50%
ATI adjusted EBITDA*	$194.6	$209.8	(7)%	$151.0	29%
GAAP earnings per share for the first quarter 2025 were $0.67 and adjusted earnings per share* were $0.72. Net income attributable to ATI was $97.0 million and ATI adjusted EBITDA* was $194.6 million, or 17.0% of sales. First quarter 2025 adjusted results exclude pre-tax charges of $9.3 million for special items. The after-tax impact of these special items was a charge of $7.4 million, or $0.05 per share.

Fourth quarter 2024 adjusted results exclude pre-tax benefits of $29.5 million for special items. The after-tax impact of these special items is a benefit of $22.5 million, or $0.15 per share. First quarter 2024 adjusted results exclude pre-tax charges of $3.1 million or $2.3 million on an after-tax basis. The Non-GAAP tables included within this release provide the reconciliations of the GAAP to Non-GAAP financial measures and additional details on the special items noted above.

“ATI’s strong start to 2025 builds on the momentum we established in the fourth quarter of last year and reflects the value of our strategic investments in capacity, capabilities and reliability," said Kimberly A. Fields, President and CEO. "Our differentiated solutions continue to resonate with aerospace and defense customers, reflected in robust demand and growing contractual support. Thanks to the hard work and dedication of our talented team, we delivered double-digit sales and adjusted EBITDA* growth year-over-year, with aerospace and defense accounting for two-thirds of our revenue this quarter and poised to continue to play a major role in our success.

“Looking ahead, as macro dynamics continue to evolve, ATI remains prepared to meet demand and deliver the necessary products on which our customers rely. By taking proactive steps to strengthen our supply chain and focusing on what we can control, ATI is well positioned to act nimbly and decisively to manage the volatility of the current environment. We are as focused as ever on driving sustainable growth in our high-performance markets and delivering enhanced value for our shareholders,” said Fields.

Operating Results by Segment

High Performance Materials & Components (HPMC)
($ millions)	Q1 2025	Q4 2024	Q1 2024
Sales	$584.1	$634.2	$529.9

Segment EBITDA*	$131.0	$126.8	$97.6
% of Sales	22.4%	20.0%	18.4%

•HPMC’s first quarter 2025 sales decreased $50.1 million, or 8%, compared to the fourth quarter 2024, primarily due to lower aerospace & defense sales of commercial airframe products and reduced sales of specialty energy products. Overall aerospace & defense sales represented 92% of total HPMC sales in the first quarter 2025, an increase from 89% in the fourth quarter of 2024. First quarter 2025 sales improved 10% compared to first quarter 2024, with total aerospace & defense related sales increasing 21%, primarily due to next generation commercial jet engine demand, which was partially offset by lower sales to medical and industrial markets.
•HPMC first quarter 2025 segment EBITDA* was $131.0 million, or 22.4% of sales. The sequential increase in margins was primarily due to favorable pricing and sales mix changes as well as lower incentive compensation costs. Also, fourth quarter 2024 margin was negatively impacted by a charge of approximately $6.3 million due to a commercial negotiation with a customer, which was partially offset by $2.6 million of benefits from the recognition of previously deferred employee retention credits.

Advanced Alloys & Solutions (AA&S)
($ millions)	Q1 2025	Q4 2024	Q1 2024
Sales	$560.3	$538.5	$513.0

Segment EBITDA*	$83.4	$88.0	$71.8
% of Sales	14.9%	16.3%	14.0%

•AA&S first quarter 2025 sales increased $21.8 million, or 4%, compared to the fourth quarter 2024, primarily due to higher sales of conventional energy products and increased demand for commercial airframe products. These increases were partially offset by lower sales of commercial jet engine and defense products as well as lower demand in the specialty energy and electronics markets. Overall aerospace & defense sales were 39% of total AA&S sales in the first quarter of 2025. First quarter 2025 sales increased $47.3 million, or 9%, compared to the prior year quarter. The higher year-over-year sales were primarily driven by increased demand for aerospace & defense and conventional energy, partially offset by lower sales to the electronics market.
•AA&S first quarter 2025 segment EBITDA* was $83.4 million, or 14.9% of sales. The sequential decrease in margins was primarily due to an unfavorable sales mix in the first quarter of 2025, partially offset by a benefit of $2.6 million due to a recovery for previously reserved accounts receivables. Also, the fourth quarter of 2024 benefited from a $10.4 million credit for the Advanced Manufacturing Production Credit that was partially offset by a $5.5 million charge, mostly due to a commercial negotiation with a customer.

Corporate Items and Cash
•Restructuring and other charges:
◦First quarter 2025: $5.6 million includes pre-tax charges consisting of $4.0 million of start-up and transaction related costs and $1.6 million of losses on the sale of customer accounts receivables.
◦Fourth quarter 2024: $9.3 million includes pre-tax charges consisting of $5.3 million of severance-related restructuring costs, primarily for cost reduction actions in our domestic operations, and $4.0 million of other charges, primarily for start-up and transaction related costs.
◦First quarter 2024: $3.1 million of pre-tax charges for start-up and restructuring costs.
•First quarter 2025 includes a $3.7 million loss from the sale of non-core European businesses. Fourth quarter 2024 includes a $52.9 million gain on the sale of our precision rolled strip operations in New Bedford, MA and Remscheid, Germany.
•Fourth quarter 2024 includes a charge of $14.1 million for the remeasurement of pension plan assets and obligations, which was completed as of the Company's fiscal year-ended December 29, 2024.
•Corporate expenses in the first quarter 2025 were $17.4 million, compared to $14.1 million in the fourth quarter 2024, and $17.1 million in the prior year quarter. Fourth quarter 2024 included a benefit of $2.7 million from insurance claims.
•Closed operations and other income/expense was an expense of $2.4 million in the first quarter 2025 compared to income of $9.1 million in the fourth quarter 2024, and expense of $1.3 million in the prior year quarter. The fourth quarter of 2024 included a gain of $7.9 million from the sale of oil & gas rights.
•First quarter 2025 results include a $21.0 million income tax provision, or an effective tax rate of 17.3%, which includes $5.1 million of discrete tax benefits primarily related to equity compensation and the reserve release for uncertain tax positions, resulting in an operating tax rate of 21.5%. Fourth quarter 2024 results include a $32.9 million income tax provision, or an effective tax rate of 18.8%, which was lower than the Q1 2025 operating rate due to the timing of the utilization of permanent tax benefits.
•Cash used in operating activities was $93 million in the first quarter of 2025, primarily due to higher accounts receivable and inventory balances, and capital expenditures were $53 million.
•Managed working capital as a percent of annualized sales was 35.9% at the end of first quarter 2025, which increased from 30.9% in the fourth quarter 2024 primarily due to seasonal inventory builds and the timing of shipments and vendor payments in the quarter.
•In the first quarter 2025, the Company repurchased $70 million of common stock at an average price of $59.25, retiring approximately 1.2 million shares. As of March 30, 2025, total share repurchase authorization remaining under the $700 million authorized share repurchase program was $520 million.

***********
ATI will conduct a conference call with investors and analysts on Thursday, May 1, 2025, at 8:30 a.m. ET to discuss the financial results. The conference call will be broadcast, and accompanying presentation slides will be available, at ATImaterials.com. To access the broadcast, click on “Conference Call.” Replay of the conference call will be available on the ATI website.
This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Certain statements in this news release relate to future events and expectations and, as such, constitute forward-looking statements. Forward-looking statements, which may contain such words as “anticipates,” “believes,” “estimates,” “expects,” “would,” “should,” “will,” “will likely result,” “forecast,” “outlook,” “projects,” and similar expressions, are based on management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which we are unable to predict or control. Our performance or achievements may differ materially from those expressed or implied in any forward-looking statements due to the following factors, among others: (a) material adverse changes in economic or industry conditions generally, including global supply and demand conditions and prices for our specialty materials; (b) material adverse changes in the markets we serve; (c) our inability to achieve the level of cost savings, productivity improvements, synergies, growth or other benefits anticipated by management from strategic investments and the integration of acquired businesses; (d) volatility in the price and availability of the raw materials that are critical to the manufacture of our products; (e) declines in the value of our defined benefit pension plan assets or unfavorable changes in laws or regulations that govern pension plan funding; (f) labor disputes or work stoppages; (g) equipment outages; (h) business and economic disruptions associated with extraordinary events beyond our control, such as war, terrorism, international conflicts, public health issues, such as epidemics or pandemics, natural disasters and climate-related events that may arise in the future and (i) other risk factors summarized in our Annual Report on Form 10-K for the year ended December 29, 2024, and in other reports filed with the Securities and Exchange Commission. We assume no duty to update our forward-looking statements.

ATI: Proven to Perform.
ATI (NYSE: ATI) is a global producer of high performance materials and solutions for the global aerospace & defense markets, and critical applications in electronics, medical and specialty energy. We’re solving the world’s most difficult challenges through materials science. We partner with our customers to deliver extraordinary materials that enable their greatest achievements: their products fly higher and faster, burn hotter, dive deeper, stand stronger and last longer. Our proprietary process technologies, unique customer partnerships and commitment to innovation deliver materials and solutions for today and the evermore challenging environments of tomorrow. We are proven to perform anywhere. Learn more at ATImaterials.com.

ATI Inc.
Consolidated Statements of Operations
(Unaudited, dollars in millions, except per share amounts)

	Fiscal Quarter Ended
	March 30,	December 29,	March 31,
	2025	2024	2024

Sales	$1,144.4	$1,172.7	$1,042.9

Cost of sales	908.6	924.1	845.5
Gross profit	235.8	248.6	197.4

Selling and administrative expenses	85.0	89.0	82.0
Restructuring charges	—	5.3	0.2
Loss (gain) on asset sales and sales of businesses, net	3.9	(54.6)	—
Operating income	146.9	208.9	115.2
Nonoperating retirement benefit expense	(3.9)	(17.9)	(3.7)
Interest expense, net	(23.0)	(25.2)	(26.6)
Other income, net	1.5	9.2	0.4
Income before income taxes	121.5	175.0	85.3
Income tax provision	21.0	32.9	16.9
Net income	$100.5	$142.1	$68.4
Less: Net income attributable to noncontrolling interests	3.5	5.0	2.3
Net income attributable to ATI	$97.0	$137.1	$66.1

Basic net income attributable to ATI per common share	$0.68	$0.97	$0.52

Diluted net income attributable to ATI per common share	$0.67	$0.94	$0.46

ATI Inc.
Segment Results
(Unaudited, dollars in millions)

	Fiscal Quarter Ended
	March 30,	December 29,	March 31,
	2025	2024	2024
Sales:
High Performance Materials & Components	$584.1	$634.2	$529.9
Advanced Alloys & Solutions	560.3	538.5	513.0
Total external sales	$1,144.4	$1,172.7	$1,042.9

Segment EBITDA*:
High Performance Materials & Components	$131.0	$126.8	$97.6
% of Sales	22.4%	20.0%	18.4%
Advanced Alloys & Solutions	83.4	88.0	71.8
% of Sales	14.9%	16.3%	14.0%
Total segment EBITDA*	$214.4	$214.8	$169.4

Depreciation & Amortization:
High Performance Materials & Components	$19.7	$18.8	$16.3
Advanced Alloys & Solutions	19.5	18.7	18.0
Other	1.6	1.6	1.7
Total depreciation & amortization	$40.8	$39.1	$36.0
* Detailed reconciliations of the reported information under accounting principles generally accepted in the United States (GAAP) to adjusted non-GAAP figures are included in accompanying financial tables.

ATI Inc.
Condensed Consolidated Balance Sheets
(Unaudited, dollars in millions)

	March 30,	December 29,
	2025	2024
ASSETS

Current Assets:
Cash and cash equivalents	$475.8	$721.2
Accounts receivable, net of allowances for doubtful accounts	827.0	709.2
Short-term contract assets	85.9	75.6
Inventories, net	1,396.9	1,353.0
Prepaid expenses and other current assets	94.4	86.0
Total Current Assets	2,880.0	2,945.0

Property, plant and equipment, net	1,788.1	1,776.9
Goodwill	227.2	227.2
Other assets	288.7	281.5

Total Assets	$5,184.0	$5,230.6

LIABILITIES AND EQUITY

Current Liabilities:
Accounts payable	$563.2	$609.1
Short-term contract liabilities	187.1	169.4
Short-term debt and current portion of long-term debt	179.9	180.4
Other current liabilities	207.0	249.6
Total Current Liabilities	1,137.2	1,208.5

Long-term debt	1,713.3	1,714.9
Accrued postretirement benefits	160.1	164.3
Pension liabilities	36.9	37.2
Other long-term liabilities	154.2	150.5
Total Liabilities	3,201.7	3,275.4

Total ATI stockholders' equity	1,872.8	1,850.4
Noncontrolling interests	109.5	104.8
Total Equity	1,982.3	1,955.2

Total Liabilities and Equity	$5,184.0	$5,230.6

ATI Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited, dollars in millions)

	Fiscal Year Ended
	March 30,	March 31,
	2025	2024

Operating Activities:
Net income	$100.5	$68.4

Depreciation and amortization	40.8	36.0
Share-based compensation	7.2	6.2
Deferred taxes	9.0	12.0
Net gain from disposal of property, plant and equipment	0.3	—
Loss on sales of businesses	3.7	—
Changes in operating assets and liabilities:
Inventories	(40.8)	(37.4)
Accounts receivable	(115.0)	(95.6)
Accounts payable	(34.6)	(33.5)
Retirement benefits	(2.3)	(3.4)
Accrued liabilities and other	(61.3)	(51.5)
Cash used in operating activities	(92.5)	(98.8)
Investing Activities:
Purchases of property, plant and equipment	(53.3)	(65.8)
Proceeds from disposal of property, plant and equipment	—	1.0
Other	2.7	1.0
Cash used in investing activities	(50.6)	(63.8)
Financing Activities:
Payments on long-term debt and finance leases	(8.0)	(7.1)
Net payments under credit facilities	—	(4.9)
Purchase of treasury stock	(70.0)	(150.0)
Taxes on share-based compensation and other	(29.5)	(24.9)
Cash used in financing activities	(107.5)	(186.9)
Effect of exchange rate changes on cash and cash equivalents	5.2	—
Decrease in cash and cash equivalents	(245.4)	(349.5)
Cash and cash equivalents at beginning of period	721.2	743.9
Cash and cash equivalents at end of period	$475.8	$394.4

ATI Inc.
Revenue by Market
(Unaudited, dollars in millions)

	Fiscal Quarter Ended
	March 30,		December 29,		March 31,
	2025		2024		2024
Market
Aerospace & Defense:
Jet Engines- Commercial	$421.4	37%	$427.9	36%	$311.2	30%
Airframes- Commercial	205.8	18%	191.2	16%	190.1	18%
Defense	127.2	11%	148.4	13%	114.4	11%
Total Aerospace & Defense	754.4	66%	767.5	65%	615.7	59%

Specialty Energy	50.5	4%	82.0	7%	56.1	5%
Medical	42.4	4%	51.5	5%	59.1	6%
Electronics	39.6	3%	51.0	4%	52.9	5%
Other Core Markets	132.5	11%	184.5	16%	168.1	16%

Core End Markets	886.9	77%	952.0	81%	783.8	75%

Conventional Energy	121.8	11%	60.8	5%	102.5	10%
Automotive	60.6	5%	68.8	6%	56.0	5%
Construction/Mining	32.9	3%	45.3	4%	27.2	3%
Other	42.2	4%	45.8	4%	73.4	7%
Industrial Markets	$257.5	23%	$220.7	19%	$259.1	25%

Total	$1,144.4	100%	$1,172.7	100%	$1,042.9	100%

ATI Inc.
Selected Financial Data
(Unaudited)

	Fiscal Quarter Ended
	March 30,	December 29,	March 31,
	2025	2024	2024
Percentage of Total ATI Sales
Nickel-based alloys and specialty alloys	48%	45%	45%
Precision forgings, castings and components	20%	20%	19%
Titanium and titanium-based alloys	19%	18%	18%
Zirconium and related alloys	8%	9%	10%
Precision rolled strip products	5%	8%	8%
Total	100%	100%	100%

Note: Hot-Rolling and Processing Facility conversion service sales in the AA&S segment are excluded from this presentation.

ATI Inc.
Computation of Basic and Diluted Earnings Per Share Attributable to ATI
(Unaudited, dollars in millions, except per share amounts)

	Fiscal Quarter Ended
	March 30,	December 29,	March 31,
	2025	2024	2024
Numerator for Basic net income per common share -
Net income attributable to ATI	$97.0	$137.1	$66.1
Effect of dilutive securities:
3.5% Convertible Senior Notes due 2025	—	—	2.1
Numerator for Diluted net income per common share -
Net income attributable to ATI after assumed conversions	$97.0	$137.1	$68.2

Denominator for Basic net income per common share -
Weighted average shares outstanding	141.7	142.0	126.2
Effect of dilutive securities:
Share-based compensation	2.5	3.6	2.5
3.5% Convertible Senior Notes due 2025	—	—	18.8
Denominator for Diluted net income per common share -
Adjusted weighted average shares and assumed conversions	144.2	145.6	147.5

Basic net income attributable to ATI per common share	$0.68	$0.97	$0.52

Diluted net income attributable to ATI per common share	$0.67	$0.94	$0.46

ATI Inc.
Non-GAAP Financial Measures
(Unaudited, dollars in millions, except per share amounts)

The Company reports its financial results in accordance with accounting principles generally accepted in the United States of America (“GAAP”). This report includes financial performance measures that are not defined by GAAP, including Adjusted net income attributable to ATI, Adjusted EPS, Adjusted EBITDA, Segment EBITDA, Adjusted free cash flow and Managed working capital. The Company uses these non-GAAP financial measures to assist in assessing operating performance on a consistent basis across multiple reporting periods by removing the impact of special items, which can vary from period to period, that management does not believe are directly reflective of the Company’s core operations. The Company defines special items as significant non-recurring or non-operational charges or credits, restructuring and other charges/credits, gains or losses from the sale of accounts receivables, strike related costs, goodwill and long-lived asset impairments, debt extinguishment charges, pension remeasurement gains and losses, other postretirement/pension curtailment and settlement gains and losses, and gains or losses on sales of businesses.

Adjusted net income attributable to ATI and related Adjusted EPS are calculated by adjusting net income attributable to ATI for the tax-effected impact of special items. We define Adjusted EBITDA as net income, excluding net interest expense, income taxes, depreciation and amortization, and special items. Our measure of segment EBITDA, which we use to analyze the performance and results of our business segments, excludes net interest expense, income taxes, depreciation and amortization, special charges, corporate expenses, closed operations and other income (expense). Our methods of calculating Adjusted free cash flow and Managed working capital are discussed in greater detail below under the headings “Adjusted Free Cash Flow” and “Managed Working Capital,” respectively.

Management believes presenting these non-GAAP financial measures is useful to investors because it (1) provides investors with meaningful supplemental information regarding financial and operating performance by excluding certain items management believes do not directly impact the Company’s core operations, (2) permits investors to view performance using the same metrics that management uses to forecast, evaluate performance, and make operating and strategic decisions, and (3) provides additional information useful to investors on a period-to-period consistent basis that are commonly used to analyze companies’ operating performance. Management believes that consideration of these non-GAAP financial measures, together with our GAAP financial measures and the corresponding reconciliations, provides investors with additional understanding of the Company’s performance and trends that would be absent such disclosures.

Non-GAAP financial measures should be viewed in addition to, and not superior to or as an alternative for, the Company’s reported results prepared in accordance with GAAP. The following tables provide the calculation of the non-GAAP financial measures discussed in this press release:

Net Income Attributable to ATI

	Fiscal Quarter Ended
	March 30, 2025		December 29, 2024		March 31, 2024
		EPS		EPS		EPS

Net income attributable to ATI	$97.0	$0.67	$137.1	$0.94	$66.1	$0.46
Adjustments for special items, pre-tax:
Restructuring and other charges (a)	5.6		9.3		3.1
Pension remeasurement loss (b)	—		14.1		—
Loss (gain) on sales of businesses, net (c)	3.7		(52.9)		—
Total pre-tax adjustments for special items	9.3	0.06	(29.5)	(0.20)	3.1	0.02

Income tax on adjustments for special items	(1.9)	(0.01)	7.0	0.05	(0.8)	—

Adjusted Net income attributable to ATI	$104.4	$0.72	$114.6	$0.79	$68.4	$0.48

Earnings before interest, taxes, depreciation and amortization (EBITDA)
	Fiscal Quarter Ended
	March 30, 2025	December 29, 2024	March 31, 2024
Net income attributable to ATI	$97.0	$137.1	$66.1
Net income attributable to noncontrolling interests	3.5	5.0	2.3
Net income	100.5	142.1	68.4
(+) Depreciation and amortization	40.8	39.1	36.0
(+) Interest expense	23.0	25.2	26.6
(+) Income tax provision	21.0	32.9	16.9
EBITDA	185.3	239.3	147.9
Adjustments for special items, pre-tax:
(+) Restructuring and other charges (a)	5.6	9.3	3.1
(+) Pension remeasurement loss (b)	—	14.1	—
(+/-) Loss (gain) on sales of businesses, net (c)	3.7	(52.9)	—
Adjusted EBITDA	194.6	209.8	151.0
Corporate expenses	17.4	14.1	17.1
Closed operations and other (income) expense	2.4	(9.1)	1.3
Total segment EBITDA	$214.4	$214.8	$169.4
(a) First quarter 2025 includes pre-tax charges totaling $5.6 million consisting of $4.0 million for start-up and transaction related costs and $1.6 million of losses on the sale of accounts receivables. Fourth quarter 2024 includes pre-tax charges totaling $9.3 million, consisting of $5.3 of severance-related restructuring costs, primarily for cost reduction actions in our domestic operations, and $4.0 million of other charges, primarily for start-up and transaction related costs. First quarter 2024 includes pre-tax charges totaling $3.1 million for start-up and restructuring costs.
(b) Fourth quarter 2024 results include a $14.1 million loss for actuarial gains and losses arising from the remeasurement of the Company’s pension assets and obligations.
(c) First quarter 2025 results include a $3.7 million loss on the sale of certain non-core operations from the HPMC segment. Fourth fiscal quarter 2024 results include a $52.9 million gain on the sale of our precision rolled strip operations in New Bedford, MA and Remscheid, Germany.

Adjusted Free Cash Flow

Management utilizes a non-GAAP measure, Adjusted free cash flow, to assess the cash flow generation of the Company’s operations. Adjusted free cash flow is defined as the total cash provided by (used in) operating activities and investing activities as presented on the consolidated statements of cash flows, adjusted to exclude cash contributions to the Company’s U.S. qualified defined benefit pension plan.

Management utilizes this measure to assess the cash flow generation performance of its business as it excludes cash contributions to the Company’s U.S. qualified benefit pension plan that are periodic rather than recurring. The impact of cash generated from the sale of assets and non-core businesses is included in the measure as the proceeds of such transactions are contemplated by Management in setting capital budgets to fund capital expenditures. Management believes this measure provides investors with additional meaningful insights as to the Company’s ability to generate cash in excess of operational and investing needs. Adjusted free cash flow is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as interest, tax, or other contractually required payments. Further, adjusted free cash flow should be viewed in addition to, and not superior to or as an alternative for, the Company’s reported results prepared in accordance with GAAP.

	Fiscal Quarter Ended
	March 30, 2025	March 31, 2024
Cash used in operating activities	$(92.5)	$(98.8)
Add back: Cash contributions to U.S. qualified defined benefit pension plan	—	—
Cash used in operating activities excluding pension contributions	(92.5)	(98.8)
Cash used in investing activities	(50.6)	(63.8)
Adjusted Free Cash Flow	$(143.1)	$(162.6)

Managed Working Capital

As part of managing the performance of our business, we focus on Managed working capital, a non-GAAP financial measure that we define as gross accounts receivable, short-term contract assets and gross inventories, excluding the effects of reserves for uncollectible accounts receivable and inventory valuation reserves, less accounts payable and short-term contract liabilities. We assess Managed working capital performance as a percentage of the prior three months annualized sales. Managed working capital is not intended to replace working capital or other GAAP financial measures or to be used as a measure of liquidity.

Management believes this non-GAAP financial measure focuses on the assets and liabilities most closely attributable to our core operations, allowing Management to quantify and evaluate the asset intensity of our business. Further, Management believes this non-GAAP financial measure provides investors with additional insights into the Company’s effectiveness in balancing the need to maintain appropriate asset levels to support sales growth and operations while deploying our cash effectively. The December 29, 2024 amounts include management working capital balances that are classified as held for sale.

	March 30,	December 29,
	2025	2024

Accounts receivable	$827.0	$709.2
Short-term contract assets	85.9	75.6
Inventory	1,396.9	1,353.0
Accounts payable	(563.2)	(609.1)
Short-term contract liabilities	(187.1)	(169.4)
Subtotal	1,559.5	1,359.3

Allowance for doubtful accounts	11.6	15.0
Inventory reserves	74.2	68.5
Net managed working capital held for sale	—	8.5
Managed working capital	$1,645.3	$1,451.3

Annualized prior 3 months sales	$4,577.7	$4,690.5

Managed working capital as a
% of annualized sales	35.9%	30.9%

Change in managed working capital:
Year-to-date 2025	$194.0